DAVID E. COFFEY	3651 LINDELL ROAD, SUITE I, LAS VEGAS, NEVADA 89103
CERTIFIED PUBLIC ACCOUNTANT	(702) 371-3979

February 19, 2002

Securities and Exchange Commission

Washington, D.C. 20549

I have reviewed the Current Report on Form 8-K by Prime Holdings and Investments, Inc. dated February 12, 2002 concerning the matter of Changes in Registrant's Certifying Accountant.  There were no disagreements between the Company and myself on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would require disclosure in the Company's Report on Form 8-K.

I also give my permission to reference the audited financial statements in the S-8 filing with the Securities and Exchange Commission for Prime Holdings and Investments, Inc.

/S/ DAVID COFFEY C.P.A.

David Coffey C.P.A.

Las Vegas, Nevada